UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2015

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2015, Avon Products, Inc. (the “Company”) announced that James S. Scully will join the Company as Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer. Mr. Scully is expected to join the Company no later than April 1, 2015 (the “Commencement Date”). Upon the Commencement Date, Robert Loughran will no longer serve as acting Chief Financial Officer of the Company and will continue to serve in his capacity as Vice President and Corporate Controller.

Mr. Scully, age 49, has been the Chief Operating Officer of J. Crew Group, Inc., a specialty apparel and accessories retailer, since April 2013. Prior to that, Mr. Scully served as J. Crew’s Executive Vice President and Chief Financial Officer from September 2005 to May 2012 and Chief Administrative Officer from April 2008 to April 2013. Prior to joining J. Crew in 2005, Mr. Scully served in key roles at Saks Incorporated from 1997 to 2005, including at various times as Executive Vice President of Human Resources and Strategic Planning, Senior Vice President of Strategic and Financial Planning and Senior Vice President, Treasurer. Prior to joining Saks Incorporated, Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997. Mr. Scully began his career in 1989 in the banking industry at Connecticut National Bank, which was subsequently acquired by Shawmut Bank.

The Company and Mr. Scully entered into an employment offer letter agreement dated as of January 23, 2015 (the “Agreement”), which provides for the following key compensation and benefits:

•	an annual base salary of no less than $800,000;

•
an annual cash incentive opportunity with a target award equal to 100% of base salary, subject to achievement of performance goals, with payment in respect of Mr. Scully’s 2015 annual incentive award guaranteed at no less than $800,000;

•
participation in the Company’s long-term incentive program (currently comprised of 60% in performance-based restricted stock units and 40% in time-based restricted stock units) with an annual target award equal to 300% of base salary, subject to achievement of performance goals;

•
sign-on compensation in recognition of Mr. Scully forfeiting a significant amount of value in equity and other benefits from his prior employer, comprised of: (i) 489,596 restricted stock units vesting ratably over 3 years, (ii) performance-based restricted stock units with a value of $1,000,000 vesting on the third anniversary of the grant date subject to achievement of performance goals, and (iii) $1,000,000 cash sign-on bonus payable within 30 days of the Commencement Date, which bonus would be repayable to the Company in the event of voluntary departure or termination for cause prior to the first anniversary of the Commencement Date; and

•
participation in the Company’s medical, dental, life and disability insurance, 401(k) plan and retirement plans, and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

In addition, if the Company terminates the employment of Mr. Scully without cause, he is entitled to receive a severance benefit of twenty-four months of base salary. Mr. Scully will be subject to the non-competition, non-solicitation and non-disclosure and other restrictive covenants as set forth in the Company’s severance pay plan.

(Page 2 of 4 Pages)

Mr. Scully is covered by the Company’s Amended and Restated Change in Control Policy so that if the Company terminates his employment without cause, or he terminates for “good reason,” within two years after a change in control, Mr. Scully would be entitled to receive two times salary and annual bonus. If payments become subject to the parachute payment excise tax under the Internal Revenue Code because they constitute excess parachute payments, Mr. Scully will pay the excise tax (with no gross-up from the Company) or the change-in-control severance benefit will be reduced so that it does not constitute an excess parachute payment and no excise tax will be payable. In addition, other compensation plans of the Company in which he will participate, including the Stock Incentive Plan and the long-term incentive program described above, contain change in control provisions as described in the Company’s Proxy Statement.

Mr. Scully will be subject to the Company’s stock ownership guidelines which will require that he own Company stock equal to three times salary within five years. Mr. Scully will also be subject to the Company’s Amended and Restated Compensation Recoupment Policy.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Jeff Benjamin
Name: Jeff Benjamin
Title: Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

Date: January 28, 2015

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